EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHARLOTTE RUSSE HOLDING, INC.

Charlotte Russe Holding, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (the “DGCL”), hereby certifies as follows:

1.

The name of this Corporation is Charlotte Russe Holding, Inc. At the time of incorporation the Corporation was known as Charlotte Russe Holding, Inc. The original Certificate of Incorporation was filed on July 30, 1996, as amended on September 23, 1996 and October 15, 1999, and as corrected on October 18, 1999 (the “Certificate of Incorporation”). The effective date and time of this Amended and Restated Certificate of Incorporation shall be 12:01 am, Eastern Time, on October 14, 2009, contemporaneously with the merger of Advent CR, Inc. with and into the Charlotte Russe Holding, Inc., with the Corporation being the surviving corporation of such merger.

2.	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation to read in its entirety as follows:

FIRST: The name of the Corporation is Charlotte Russe Holding, Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington (New Castle County), DE 19808. The name of its registered agent at such address is Corporation Service Corporation.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1,000, and the par value of each such share is $0.001, amounting in the aggregate to $1.00.

FIFTH: The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

NINTH:

(1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

(2)       (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

(3) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

(4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

TENTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

3.         This Amended and Restated Certificate of Incorporation was approved by the holders of all of the issued and outstanding stock of the Corporation entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.         This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

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            IN WITNESS WHEREOF, Charlotte Russe Holding, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by an authorized officer of Charlotte Russe Holding, Inc. as of the 13th day of October, 2009.

CHARLOTTE RUSSE HOLDING, INC.

By: /s/ Andrew W. Crawford

Name:	Andrew W. Crawford
Title:	Authorized Officer